Exhibit 10.30

Stern Consulting, LLC

10 Finch Forest Trail

Atlanta, GA 30327

Phone: 770-951-8411  Fax: 770-951-1184

May 9, 2005

To: William Gallagher

Re: Sweet Success Enterprises Inc

Stern Consulting, LLC, a limited liability company in the state of Georgia, has entered into a strategic relationship with Sweet Success Enterprises, Inc. for the purpose of assisting Sweet Success in the public relations arena.  Stern Consulting, LLC also hereby agrees to attempt to create strategic business relationships for Sweet Success.  This consulting agreement shall be for the time period May 9, 2005 to May 9, 2007.  Stern Consulting LLC will receive for its efforts one hundred fifty thousand (150,000) common shares and understand that these shares will carry a restrictive legend.  Please sign and return.

Sincerely,

Stern Consulting, LLC

Michael J Stern

President

Agreed	/s/ William Gallagher, Pres.
5-9-05